EXHIBIT 12
                      HIGHWOODS REALTY LIMITED PARTNERSHIP


            RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED UNIT DIVIDENDS



                                               NINE MONTHS ENDED
                                              SEPTEMBER 30, 1998       1997
                                             -------------------- -------------
Earnings (1)
Income (loss) from continuing
  operations ...............................      $ 111,611         $  91,552
Interest ...................................         61,724            45,138
Amortization of loan costs .................          1,915             2,256
Total earnings .............................        175,250         $ 138,946
Fixed charges and preferred unit
  dividends
Interest ...................................      $  61,724         $  45,138
Interest capitalized .......................         11,097             7,238
Amortization of loan costs
  expensed .................................          1,915             2,256
Amortization of loan costs
  capitalized ..............................             --                --
Total fixed charges ........................      $  74,736         $  54,632
Preferred unit dividends ...................         21,946            13,117
Ratio of earnings to fixed charges .........           2.34              2.54
Ratio of earnings to combined fixed
  charges and preferred unit
  dividends ................................           1.81              2.05



                                                 1996         1995         1994         1993
                                             ------------ ------------ ------------ -----------
Earnings (1)
Income (loss) from continuing
  operations ...............................   $ 46,674     $ 28,934     $  8,159     $  (155)
Interest ...................................     23,360       12,101        4,955       5,185
Amortization of loan costs .................      1,870        1,619          738          --
Total earnings .............................   $ 71,904     $ 42,654     $ 13,852     $ 5,030
Fixed charges and preferred unit
  dividends
Interest ...................................   $ 23,360     $ 12,101     $  4,955     $ 5,185
Interest capitalized .......................      2,935          507           17          16
Amortization of loan costs
  expensed .................................      1,870        1,619          738          --
Amortization of loan costs
  capitalized ..............................         --           --           --          --
Total fixed charges ........................   $ 28,165     $ 14,227     $  5,710     $ 5,201
Preferred unit dividends ...................         --           --           --          --
Ratio of earnings to fixed charges .........       2.55         3.00         2.43        0.97
Ratio of earnings to combined fixed
  charges and preferred unit
  dividends ................................       2.55         3.00         2.43        0.97

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(1) The calculation does not include amortization of previously capitalized interest.